Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Fourth Quarter Fiscal 2013 Results; Provides Guidance for Fiscal 2014

RACINE, WI, May 30, 2013 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter ended March 31, 2013.  Highlights include:

•	Sales of $359.6 million;
•	GAAP basis loss per share of $0.04;
•	Impairment and restructuring charges of $10.5 million; and
•	Earnings per share excluding impairment and restructuring charges of $0.18.

“We finished our fiscal year with a solid quarter, our strongest in terms of revenue and adjusted earnings,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We delivered full year earnings per share of $0.40 before impairment and restructuring charges, consistent with our earlier guidance.”

Fourth Quarter Financial Results

Net sales in the fourth quarter of fiscal 2013 decreased $29.2 million, or 7.5 percent, from the fourth quarter of fiscal 2012.  On a constant currency basis, net sales decreased 6.4 percent from the prior year.  Sales were affected by continuing weak end market demand, particularly in North America, Europe and Asia.  As expected, sales in Europe were also impacted by the planned wind-down of the non-strategic automotive module business.  Gross profit decreased $8.2 million, or 12.8 percent, largely due to lower sales volume.  Selling, general and administrative (SG&A) expense decreased $6.7 million, or 14.5 percent, due to several factors, including lower compensation-related expenses, cost savings from European headcount reductions, lower professional service fees and the reduction of an accrual related to indirect tax obligations in Europe.  The company recorded $0.8 million of impairment charges and $9.7 million of restructuring expenses related to the ongoing restructuring in Europe.  Earnings were also impacted by a $2.0 million charge, within the provision for income taxes, for the initial recognition of a tax valuation allowance in Asia.  The net loss attributable to Modine of $2.1 million compares to net earnings attributable to Modine of $15.6 million for the same period last year, and represents a loss per share of $0.04 on a GAAP basis compared to earnings per share of $0.33 last year. Earnings per share excluding impairment and restructuring charges was $0.18 in the fourth quarter, compared to $0.34 in the fourth quarter of last year.

Net debt was $139.8 million at March 31, 2013, an increase of $6.9 million from the end of fiscal 2012. Cash on hand at the end of the quarter was $23.8 million.

Fourth Quarter Segment Results

North America segment sales decreased 11.4 percent to $139.3 million compared to $157.3 million one year ago.  The decrease was driven primarily by lower sales to commercial vehicle and off-highway customers as economic conditions in these markets remained weak.  Operating income decreased $5.2 million to $10.3 million compared to the prior year due to lower gross profit on the lower sales and a $0.8 million asset impairment charge related to idle manufacturing facilities that were previously closed in conjunction with the now completed North American restructuring program.

Europe segment sales decreased 4.2 percent to $138.1 million compared to $144.1 million in the prior year, primarily due to lower sales to commercial vehicle and off-highway customers and lower tooling sales.  Economic conditions in Europe remain weak, and Euro 6 truck program volumes continue to be low as a result.  The segment operating loss was $0.3 million during the quarter compared to $10.5 million of operating income in the prior year.  The decrease was primarily due to $9.7 million of restructuring charges, largely consisting of severance costs.

South America segment sales decreased 1.9 percent to $36.7 million compared to $37.4 million one year ago.  On a constant currency basis, sales increased 11.0 percent from the prior year, due to sales volume increases to commercial vehicle, power generation and aftermarket customers.  Operating income of $3.6 million was higher than the prior year by $3.0 million due to a 370 basis point improvement in gross margin and lower SG&A expense.

Asia segment sales decreased 24.1 percent to $16.7 million compared to $22.0 million one year ago due to lower sales to off-highway customers.  Excavator volumes are stabilizing, but remain depressed as a result of low demand and high field inventory levels.  The operating loss in the region increased by $0.6 million to $1.7 million as a result of lower gross profit on the lower sales volume.

Commercial Products segment sales increased 0.9 percent to $34.0 million compared to $33.7 million one year ago due to an increase in heating and cooling product sales in North America, partially offset by decreased chiller sales in the UK.  Operating income decreased $0.5 million from the prior year to $1.7 million due primarily to higher product development costs.

Full Year Fiscal 2013 Overview

In fiscal 2013, sales decreased 12.8 percent to $1,376.0 million.  On a constant currency basis, net sales decreased 8.9 percent from the prior year. Gross margin decreased 110 basis points from 16.3 percent in fiscal 2012 to 15.2 percent in fiscal 2013, primarily due to the impact of the lower sales volume, partially offset by the impact of lower metals costs.  SG&A expense decreased $20.3 million or 10.9 percent, primarily as a result of the fourth quarter items previously mentioned, along with the reversal of a $2.0 million acquisition-related liability in Brazil and foreign currency exchange rates.  The company recorded $25.9 million of impairment charges and $17.0 million of restructuring expenses primarily related to the ongoing restructuring program in Europe.  The lower sales and gross margin resulted in a net loss attributable to Modine of $24.2 million or $0.52 per fully diluted share.  Earnings per share excluding impairment and restructuring charges in fiscal 2013 was $0.40, compared to $0.87 in fiscal 2012.

“As we have reported through the entire fiscal year, our annual results were heavily impacted by the weak economic conditions in all of our markets, leading to significantly lower volumes,” Burke commented.   “However, we actively controlled our costs, limiting the downside impact on margins and significantly reduced SG&A.  We benefited in a significant way from our previous restructuring actions, which have resulted in a more competitive cost structure for the company.”

Outlook

“Although headwinds remain, we see stabilization in some of our markets, and anticipate improving year-over-year comparisons as the fiscal year progresses,” Burke commented. “Our expectations for fiscal 2014 include growth in South America, sequential improvement in the North American commercial vehicle market, and stabilization in the China off-highway market.  Controlling costs will remain a priority and we will continue our focus on free cash flow and improvement in return on average capital employed.”

"During this past year, we saw significant changes in the market dynamics with the slow launch of Euro 6 programs, the collapse of the China excavator market and weakness in the North American off-highway and commercial vehicle markets. However, our new program win rate remains strong,” Burke commented.  "We will continue to implement our restructuring program in Europe, and are beginning to realize benefits from the actions taken so far.”

Based on the current market outlook, Modine has the following expectations for fiscal 2014:

•	Year-over-year sales flat to up 5 percent;
•	Earnings per diluted share of $0.45 to $0.55 (excluding European restructuring costs)

"Our longer term outlook includes net new booked business of over $225 million over the next three years,” said Burke.  “This new business, combined with market improvements and the benefit of our strategic business initiatives, gives me great confidence in Modine’s future."

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 30, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2013 fourth quarter results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 877.340.2553 (international dial-in 678.224.7860).  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the Investor Relations section of the Modine website at www.modine.com after May 30, 2013.  A call-in replay will be available through midnight on June 7, 2013, at 855.859.2056, (international replay 404.537.3406); Conference ID# 60107566.  The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on its website, after June 4, 2013.

About Modine

Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine products are used in light, medium and heavy-duty vehicles; heating, ventilation and air conditioning equipment; off-highway and industrial equipment; and refrigeration systems.  The company employs approximately 6,500 people at 30 facilities in 16 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2012 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2012, September 30, 2012 and December 31, 2012.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the overall health of Modine’s customers, particularly in light of continued weak economic conditions; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the continuing slow recovery of certain markets in China and Brazil and the economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers and/or successfully hedge associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Operating income excluding impairment and restructuring charges, earnings per share excluding impairment and restructuring charges, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to judge liquidity and the company’s overall performance.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.

Definition – Operating income and earnings per share excluding impairment and restructuring charges

Operating income (loss) or earnings per share plus impairment charges and restructuring expenses within the Europe segment.  These are measures of overall performance not including non-cash impairment charges and costs associated with our restructuring program in Europe.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition - Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on hand cash balances.

Definition - Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

		(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2013	2012	2013	2012
Net sales	$359.6	$388.8	$1,376.0	$1,577.2
Cost of sales	303.5	324.5	1,167.4	1,320.6
Gross profit	56.1	64.3	208.6	256.6
Selling, general & administrative expenses	39.5	46.2	166.3	186.6
Impairment charges	0.8	0.3	25.9	2.5
Restructuring expenses	9.7	-	17.0	-
Operating income (loss)	6.1	17.8	(0.6)	67.5
Interest expense	(3.4)	(3.3)	(12.6)	(12.5)
Other income (expense) - net	0.2	0.5	0.2	(7.1)
Earnings (loss) from continuing operations before income taxes	2.9	15.0	(13.0)	47.9
(Provision for) benefit from income taxes	(4.5)	0.7	(9.8)	(9.9)
(Loss) earnings from continuing operations	(1.6)	15.7	(22.8)	38.0
Earnings from discontinued operations, net of income taxes	-	0.1	-	0.8
Net (loss) earnings	(1.6)	15.8	(22.8)	38.8
Net earnings attributable to noncontrolling interest	(0.5)	(0.2)	(1.4)	(0.3)
Net (loss) earnings attributable to Modine	$(2.1)	$15.6	$(24.2)	$38.5

(Loss) earnings per share from continuing operations attributable to Modine shareholders:
Basic	$(0.04)	$0.33	$(0.52)	$0.81
Diluted	$(0.04)	$0.33	$(0.52)	$0.80

Net (loss) earnings per share attributable to Modine shareholders:
Basic	$(0.04)	$0.33	$(0.52)	$0.83
Diluted	$(0.04)	$0.33	$(0.52)	$0.82

Weighted average shares outstanding:
Basic	46.7	46.5	46.6	46.5
Diluted	46.7	46.9	46.6	46.9

Condensed consolidated balance sheets (unaudited)

		(In millions)
	March 31, 2013	March 31, 2012
Assets
Cash and cash equivalents	$23.8	$31.4
Trade receivables	194.5	216.1
Inventories	118.8	120.8
Other current assets	61.9	59.2
Total current assets	399.0	427.5
Property, plant and equipment - net	355.9	412.1
Other noncurrent assets	63.9	53.9
Total assets	$818.8	$893.5

Liabilities and shareholders' equity
Debt due within one year	$31.1	$22.4
Accounts payable	150.7	156.9
Other current liabilities	98.3	118.3
Total current liabilities	280.1	297.6
Long-term debt	132.5	141.9
Other noncurrent liabilities	137.9	127.9
Total liabilities	550.5	567.4
Total shareholders' equity	268.3	326.1
Total liabilities & shareholders' equity	$818.8	$893.5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)
Twelve months ended March 31,	2013	2012

Cash flows from operating activities:
Net (loss) earnings	$(22.8)	$38.8
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	55.8	57.7
Impairment charges	25.9	2.5
Other - net	12.2	11.8
Net changes in operating assets and liabilities	(22.3)	(65.0)
Net cash provided by operating activities	48.8	45.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(49.8)	(64.4)
Acquisition, net of cash received	(4.9)	-
Other - net	(1.2)	(0.6)
Net cash used for investing activities	(55.9)	(65.0)

Cash flows from financing activities:
Net (decrease) increase in debt	(0.4)	18.2
Other - net	0.7	0.6
Net cash provided by financing activities	0.3	18.8

Effect of exchange rate changes on cash	(0.8)	(1.1)

Net decrease in cash and cash equivalents	(7.6)	(1.5)

Cash and cash equivalents at beginning of the period	31.4	32.9

Cash and cash equivalents at end of the period	$23.8	$31.4

Segment operating results (unaudited)

				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2013	2012	2013	2012
Net sales:
North America	$139.3	$157.3	$564.5	$602.0
Europe	138.1	144.1	498.0	602.8
South America	36.7	37.4	133.8	175.6
Asia	16.7	22.0	59.5	84.1
Commercial Products	34.0	33.7	139.3	142.2
Segment net sales	364.8	394.5	1,395.1	1,606.7
Corporate and eliminations	(5.2)	(5.7)	(19.1)	(29.5)
Net sales	$359.6	$388.8	$1,376.0	$1,577.2

Operating income (loss):
North America (a)	$10.3	$15.5	$39.2	$47.9
Europe (b)	(0.3)	10.5	(16.1)	37.3
South America	3.6	0.6	11.2	10.4
Asia	(1.7)	(1.1)	(8.8)	(2.5)
Commercial Products	1.7	2.2	10.0	14.3
Segment operating income	13.6	27.7	35.5	107.4
Corporate and eliminations	(7.5)	(9.9)	(36.1)	(39.9)
Operating income (loss)	$6.1	$17.8	$(0.6)	$67.5

(a) The fourth quarter fiscal 2013 operating income includes $0.8 million of impairment charges.
The full year fiscal 2013 operating income includes $1.8 million of impairment charges.

(b) The fourth quarter fiscal 2013 operating loss includes $9.7 million of restructuring charges.
The full year fiscal 2013 operating loss includes $41.1 million of impairment and restructuring charges.

Modine Manufacturing Company
Operating income and earnings per share excluding impairment and restructuring charges (unaudited)

		(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2013	2012	2013	2012
Operating income (loss)	$6.1	$17.8	$(0.6)	$67.5
Impairment charges - Europe	-	0.3	24.1	2.5
Impairment charges - North America	0.8	-	1.8	-
Restructuring expenses - Europe (a)	9.7	-	17.0	-
Operating income excluding impairment and restructuring charges	$16.6	$18.1	$42.3	$70.0

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.04)	$0.33	$(0.52)	$0.82
Impairment charges - Europe	-	0.01	0.52	0.05
Impairment charges - North America	0.02	-	0.04	-
Restructuring expenses - Europe (a)	0.20	-	0.36	-
Earnings per share excluding impairment and restructuring charges	$0.18	$0.34	$0.40	$0.87

(a) Restructuring expenses primarily relate to severance charges in Germany.

There is no income tax impact as a result of the impairment and restructuring charges because of income tax valuation allowances in the U.S. and Germany.

Net debt (unaudited)

			(In millions)

	March 31, 2013	March 31, 2012
Debt due within one year	$31.1	$22.4
Long-term debt	132.5	141.9
Total debt	163.6	164.3

Less: cash and cash equivalents	23.8	31.4
Net debt	$139.8	$132.9

Free cash flow (unaudited)

			(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$7.4	$27.5	$48.8	$45.8
Expenditures for property, plant and equipment	(16.2)	(19.1)	(49.8)	(64.4)
Free cash flow	$(8.8)	$8.4	$(1.0)	$(18.6)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com